As of and for the year ended June 30, 1996, Flagship Bank fsb has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, Flagship Bank fsb had in effect a fidelity bond and errors and omissions policy in the amount of $1,500,000.


/s/ Vincent Kasperick
Vincent Kasperick
President/Chief Executive Officer

SEPTEMBER 24, 1996
Date

/s/ Leslie Levinson
Leslie Levinson
Senior Vice President/Chief Financial Officer

SEPTEMBER 6, 1996
Date

/s/ Sheryl Thomas
Sheryl Thomas
Assistant Vice President/Loan Servicing

SEPTEMBER 24, 1996
Date